Exhibit 15.2

October 29, 2015

Idaho Power Company
Boise, Idaho

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Idaho Power Company and subsidiary for the periods ended September 30, 2015, and 2014, as indicated in our report dated October 29, 2015; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, is incorporated by reference in Registration Statement No. 333-188768-01 on Form S-3 and Registration Statement No. 333-66496 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho